2008 Fieldwork Summary Report

Vet 1-4 Mineral Claims

Blair Junction Area

Blair Junction Quadrangle, 7 1/2'

Esmeralda County

Nevada, USA

Prepared by:

James W. McLeod, P. Geo.

For:

Dafoe Corp.

Dated:  December 9, 2008

Table of Contents

Page

Contents

2

Illustrations

2

Summary

3

Interpretation and Conclusions

3

Recommendations

5

Appendices

After page

Appendix 1 - IONIC Leach Geochemical Soil Data

5

Illustrations

After page

Figure 1.

Location Map - As Shown

2

Figure 2.

Claim Area Map - As Shown

3

Figure 5a.

Sample Location Map - 1: 4,800

4

Figure 5b.

Anomaly Map - 1: 4,800

5

2

Summary

This report summarizes the fieldwork program conducted on behalf of Dafoe Corp. on their 100% owned Vet 1-4 mineral claims situated in the Blair Junction area 30 airmiles west of the Town of Tonopah, Nevada. The property is road accessible from Tonopah, NV by traveling 33.5 miles west on Hwy 95 and then turning north on the gravel property road. This road is taken for 1 mile to a fork in the road and then for a further 1 mile north on the left fork to the mineral claims.

This 2008 fieldwork report summarizes this program as recommended in the "Review and Recommendation, Vet 1-4 Mineral Claims" report to Dafoe Corp., dated August 14, 2008.

The work program was conducted during October 2008 at the request of the Board of Directors of the Company.

The Vet property consists of four contiguous, located, lode mineral claims that comprise a total of 82.64 acres.

A number of mobile metal ion (MMI) soil samples and subsequent IONIC Leach analyses are found to be anomalous in the gold exploration suite (GES). The GES is composed of the elements cobalt, gold, nickel, palladium and silver.

Interpretation and Conclusions

The Vet 1-4 mineral property could not be found in the historical record in what is referred to as the South Gilbert area on the Gilbert Junction access road.  The general area may have received prospecting attention during the early days because of the property location and favorable geological setting in an area of known silver, gold, base metal and industrial mineral occurrences.

The property area is observed to be covered by Quaternary age desert wash, collovium, alluvium and playa deposits.

The objective of this initial exploration undertaking was to assess areas that may require more detailed investigations to assist in determining their economic significance. The IONIC Leach data obtained from the initial exploration work on the Vet 1-4 mineral claims exhibit a number of possibly anomalous areas. Fill-in MMI soil sampling using the same techniques may be considered by the Company.

The analytical results were subjected to a statistical analysis. The statistical results obtained from the data allowed representation in the form of percentage distribution histograms for a variety of elements and particularly groups or suites of elements that are often found to occur together in ore situations and may be coincident in a variety of mineralogical settings. The table summarizes the results for the Gold Exploration Suite (GES) comprised of cobalt, gold, nickel, palladium and silver as this is the suite that exhibited a number of coincident anomalous samples that are summarized as follows:

Element

Anomalous

Sample Number

(ppb)

Cobalt

≥8.2

(8), 10, 11, (17), 23, (24)

Gold

≥0.84

14, 16, 17, (21), (24), (28), (33)

Nickel

≥35

8, (10), (23), 24, (25), 32, 35

Palladium

≥0.18

12, 23, 24

Silver

≥9.9

(8), (25), (28), (30), (32), (33), 35, 38, (39)

(-) refers to a sample(s) value that are somewhat close to being anomalous and for a variety of geological reasons their inclusion may be of significance.

Although arsenic is not generally included in the GES it is here because it appears to be anomalous and somewhat coincidently with cobalt, gold and nickel.

Arsenic

≥17

10, 17, 21

This may indicate the detection of an underlying arsenical gold occurrence, such as arsenopyrite (gold-bearing arsenic sulphide) that quite commonly occurs in the general area.

Recommendations

The IONIC Leach soil data displayed in the results (see Figure 5b.) exhibits anomalous behavior in the GES and arsenic. The anomalous groups of values may be worthwhile undergoing fill-in soil sampling with minor replication to test for repeatability and the possibility of a sample value pattern developing. Of course the final decision to conduct more exploration on this property must be left to the Company.

Respectfully submitted,

James W. McLeod, P. Geo.

Consulting Geologist

Appendix 1: IONIC Leach Geochemical Soil Data